Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Shockwave Medical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to be Paid	$14,259,680,205(1)(2)(3)	0.0001476	$2,104,729(4)

Fees Previously Paid	$0		$0

Total Transaction Valuation	$14,259,680,205

Total Fees Due for Filing			$2,104,729

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$2,104,729

(1)	Title of each class of securities to which transaction applies: Common stock, $0.001 par value per share, of Shockwave Medical, Inc. (the “Common Stock”).

(2)	Aggregate number of securities to which transaction applies:

As of April 10, 2024, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 42,579,471, which consists of:

(a)	37,507,733 shares of Common Stock entitled to receive the per share merger consideration consisting of a $335.00 per share cash payment (the “per share merger consideration”)

(b)	698,519 shares of Common Stock underlying outstanding and unexercised options that have an exercise price of less than $335.00 (an “In-the-Money Option”);

(c)	1,318,675 shares of Common Stock underlying restricted stock units entitled to receive the per share merger consideration;

(d)	144,602 shares of Common Stock underlying performance-based restricted stock units (assuming maximum achievement) entitled to receive the per share merger consideration;

(e)	14,658 shares of Common Stock estimated to be issuable pursuant to the Company’s Employe Stock Purchase Plan (the “ESPP”); and

(f)	2,895,284 shares of Common Stock subject to issuance pursuant to the conversion of the Company’s 1.00% convertible senior notes due 2028 (the “Convertible Notes”).

(3)

Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (set forth the amount on which the filing fee is calculated and state how it was determined):

Estimated solely for the purposes of calculating the filing fee, as of April 10, 2024, the underlying maximum aggregate value of the transaction was calculated as the sum of:

(a)	the product of 37,507,733 shares of Common Stock and the per share merger consideration;

(b)	the product of 698,519 In-the-Money Options and $328.64, which is the difference between the per share merger consideration and the In-the-Money Options’ weighted-average exercise price of $6.36;

(c)	the product of 1,318,675 shares of Common Stock underlying restricted stock units and the per share merger consideration;

(d)	the product of 144,602 shares of Common Stock underlying performance-based restricted stock units (assuming maximum achievement) and the per share merger consideration;

(e)	the product of 14,658 shares of Common Stock estimated to be issuable pursuant to the ESPP and the per share merger consideration; and

(f)	the product of 2,895,284 shares of Common Stock subject to issuance pursuant to the conversion of the Convertible Notes.

(4)	In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0001476.